Exhibit 5.1

Fox Rothschild LLP
212 Carnegie Center, Suite 400
Princeton, NJ 08540

June 16, 2026

Smart Sand, Inc.
1000 Floral Vale Boulevard, Suite 225
Yardley, Pennsylvania 19067

Re:    Smart Sand, Inc.
Post-Effective Amendment No. 1 Registration Statements on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Smart Sand, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “2016 Plan Registration Statements”) which registered under the Securities Act of 1933, as amended (the “Securities Act”), that number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) as indicated below, pursuant to the Smart Sand, Inc. 2016 Omnibus Incentive Plan, as amended and restated (the “2016 Plan”); such Post-Effective Amendment to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on June [__], 2026:
•Registration Statement on Form S-8 (Registration No. 333-270118) filed by the Company with the SEC on February 28, 2023 registering 3,900,000 shares of Common Stock;
•Registration Statement on Form S-8 (Registration No. 333-239057) filed by the Company with the SEC on June 10, 2020 registering 2,088,057 shares of Common Stock; and
•Registration Statement on Form S-8 (Registration No. 333-214700) filed by the Company with the SEC on November 18, 2016 registering 4,261,623 shares of Common Stock.
The Post-Effective Amendment reflects that as of June 2, 2026 (the “Effective Date”), the date of stockholder approval of the Smart Sand, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), the Company’s authority to grant new awards under the 2016 Plan terminated, and all shares of Common Stock remaining available for issuance under the 2016 Plan but not subject to outstanding awards under the 2016 Plan as of the Effective Date became available for issuance under the 2026 Plan (the “2016 Plan Carryover Shares”), and any shares of Common Stock subject to awards outstanding under the 2016 Plan as of the Effective Date which are withheld to satisfy tax withholding obligations on such awards, or which are subsequently forfeited, cancelled, expire or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date (the “2016 Plan Unused Award Shares” and together with the 2016 Plan Carryover Shares, the “Shares”) became available for issuance under the 2026 Plan.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology); that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and other than for the Company, the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.
Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares registered pursuant to the 2016 Plan Registration Statements, as amended by the Post-Effective Amendment, have been duly and validly authorized and reserved for issuance and that upon the issuance of the Shares and payment therefor in accordance with the provisions of the 2026 Plan, the Shares will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to update or supplement this opinion or to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,

/s/ Fox Rothschild LLP